Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

RAYTHEON COMMERCIAL LAUNDRY LLC

*    *    *    *    *    *    *    *

Adopted in accordance with the provision of

§18-208 (b) of the Limited Liability Company Act

of the State of Delaware

*    *    *    *    *    *    *    *

The undersigned, being duly authorized to execute and file this Amended and Restated Certificate of Formation on behalf of Raytheon Commercial Laundry LLC, a limited liability company duly formed and validly existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: The Company filed its original Certificate of Formation on August 22,1997 under the name of Raytheon Commercial Laundry LLC.

SECOND: The original Certificate of Formation is amended and restated in its entirety as follows:

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

ALLIANCE LAUNDRY HOLDINGS LLC

FIRST

The name of the limited liability company shall be Alliance Laundry Holdings LLC (the “Company”).

SECOND

The Company’s registered office in the State of Delaware is located at 9 Loockerman Street, Dover, Kent County, Delaware 19901. The registered agent of the Company for service of process at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Amended and Restated Certificate of Formation of the Company, pursuant to the

Limited Liability Company Act of the State of Delaware, under penalties of perjury that, to the best of the undersigned knowledge and belief, the facts stated herein are true and accordingly has hereunto signed this Amended and Restated Certificate of Formation this 5th day of May, 1998.

Raytheon Commercial Laundry LLC, a Delaware limited liability company

By:	/s/ Bruce P. Rounds
Bruce P. Rounds
Chief Financial Officer